EXHIBIT 99.1

Broadridge Appoints Ashima Ghei as Chief Financial Officer

NEW YORK, December 16, 2024 -- Broadridge Financial Solutions, Inc. (NYSE:BR) today announced that the Broadridge Board of Directors has appointed Ashima Ghei as the Company’s Chief Financial Officer (CFO), effectively immediately. Ghei has led Broadridge’s global Finance team as Interim CFO since July 1, 2024, and has been instrumental in driving the company’s financial strategy and execution forward in the first half of FY25.
“I have had the pleasure of working with Ashima over the past two years and even more closely this past six months, during which time she has been a key partner to me and the rest of the leadership team as we execute on our long-term growth plan,” said Tim Gokey, Chief Executive Officer. “She is a strategic leader with a proven track record of delivering results, and I am confident that with Ashima as CFO, Broadridge will continue to provide trusted and transformative solutions to our clients and deliver strong returns to our shareholders.”
Ghei joined Broadridge in January 2022 as CFO of Broadridge’s Investor Communications business (“ICS”), where she was a key partner to the leadership team, spearheading investment optimization, product profitability initiatives, pricing, contract negotiation, and planning and analytics. She also played a critical leadership role in shaping the future of Broadridge’s Governance business as it has delivered profitable growth from both organic initiatives and M&A. Prior to Broadridge, Ghei had an 18-year career with American Express, where she most recently served as its Head of Merchant Pricing for the Americas.
“I am thrilled to help lead Broadridge through our next phase of growth and deliver on our strategic and financial goals,” said Ashima Ghei. “Broadridge is well positioned to help our clients drive innovation and deliver shareholder value through steady and sustainable revenue and earnings growth, disciplined investment, and strong financial management.”
Ghei holds an undergraduate degree in Economics from Delhi University and an MBA from Indian Institute of Management Calcutta.

About Broadridge
Broadridge Financial Solutions is a global technology leader with the trusted expertise and transformative technology to help the financial services industry operate, innovate, and grow. We power investing, governance, and communications for our clients – driving operational resiliency, elevating business performance, and transforming investor experiences.
Our technology and operations platforms process and generate over 7 billion communications per year and underpin the daily trading of more than $10 trillion of securities globally. A certified Great Place to Work®, Broadridge is part of the S&P 500® Index, employing over 14,000 associates in 21 countries.
For more information about us, please visit www.broadridge.com.
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